NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS THIRD QUARTER 2020 RESULTS

DALLAS, TEXAS – November 4, 2020 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $3.9 million, or $.08 per share, in the third quarter of 2020 compared to a net loss attributable to NL stockholders of $1.6 million, or $.03 per share, in the third quarter of 2019.  For the first nine months of 2020, NL reported net income attributable to NL stockholders of $10.4 million, or $.21 per share, compared to net income of $19.5 million, or $.40 per share for the first nine months of 2019.  NL results include an unrealized loss of $11.1 million in the first nine months of 2020 related to the change in value of marketable equity securities compared to a $.4 million unrealized loss in the first nine months of 2019.  NL also recognized a pre-tax litigation settlement expense of $19.3 million ($.31 per share, net of income tax benefit) mainly in the second quarter of 2019.
CompX net sales were $28.4 million for the third quarter of 2020 compared to $29.7 million in the third quarter of 2019 and $84.5 million for the nine months ended September 30, 2020 compared to $94.6 million for the same prior year period.  Income from operations attributable to CompX was $2.1 million for the third quarter of 2020 compared to $4.3 million for the third quarter of 2019 and $9.5 million for the first nine months of 2020 compared to $14.2 million for the same prior year period.  In the third quarter of 2020, CompX sales began to recover from the historically low levels experienced during the second quarter, although the COVID-19 pandemic continues to impact CompX’s operations and demand for its products. CompX income from operations for the third quarter and the first nine months of 2020 compared to the same periods in 2019 was negatively impacted by higher fixed cost per unit of production as the result of lower production volumes in the second quarter which increased the cost of inventory produced in the second quarter and sold in the third quarter of 2020. In the third quarter, CompX’s manufacturing operations returned to more normal production rates as demand from its customers began to return, although for the most part, below pre-pandemic levels.

NL recognized equity in earnings of Kronos of $2.4 million in the third quarter of 2020 compared to $5.4 million in the same period of 2019 and $16.3 million in the first nine months of 2020 compared to $23.6 million in the same period of 2019.  Kronos’ net sales of $416.9 million in the third quarter of 2020 were $20.5 million, or 5%, lower than in the third quarter of 2019.  Kronos’ net sales of $1.2 billion in the first nine months of 2020 were $134.5 million, or 10%, lower than in the first nine months of 2019.  Kronos’ net sales decreased in the 2020 periods primarily due to lower sales volumes and lower average TiO2 selling prices.  Kronos’ TiO2 sales volumes were 6% lower in the third quarter of 2020 as compared to the third quarter of 2019 primarily due to lower demand in European and export markets and 11% lower in the first nine months of 2020 as compared to the same prior year period due to lower sales volumes in all major markets resulting from the demand contraction related to the COVID-19 pandemic. Kronos’ average TiO2 selling prices were 4% lower in the third quarter and 2% lower in the first nine months of 2020 as compared to the same periods in 2019.  Kronos’ average TiO2 selling prices at the end of the third quarter of 2020 were comparable to average TiO2 selling prices at the end of the second quarter of 2020 and 3% lower than the beginning of the year.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $7 million in the third quarter of 2020 and decreasing net sales by approximately $4 million in the first nine months of 2020 as compared to the same periods in 2019.

Kronos’ income from operations in the third quarter of 2020 was $19.3 million as compared to $33.1 million in the third quarter of 2019. For the year-to-date period, Kronos’ income from operations was $95.8 million as compared to $128.6 million in the first nine months of 2019.   Kronos’ income from operations decreased in the third quarter of 2020 as compared to the third quarter of 2019 primarily due to the effects of lower sales volumes and lower average TiO2 selling prices, partially offset by lower production costs.  Kronos’ income from operations decreased in the first nine months of 2020 compared to the same period in 2019 primarily due to the effects of lower sales volumes, lower average TiO2 selling prices and higher raw materials and other production costs.  Kronos’ TiO2 production volumes were 11% lower in the third quarter of 2020 and 5% lower in the year-to-date period of 2020 as compared to the same periods in 2019.  Kronos operated its production facilities at overall average capacity utilization rates of 92% in the first nine months of 2020 (95%, 96% and 86% in the first, second and third quarters of 2020, respectively) compared to 97% in 2019 (97% in the first, second and third quarters of 2019).  Early in the third quarter of 2020, Kronos decreased production levels to align with demand and its market expectations for the near term as a result of the COVID-19 pandemic, and late in the third quarter Kronos began increasing production levels as demand improved. Fluctuations in currency exchange rates also affected income from operations comparisons, which decreased income from operations by approximately $5 million in the third quarter of 2020 as compared to the same period in 2019 and increased income from operations by approximately $6 million in the year-to-date 2020 period as compared to the same period of 2019.

Corporate expenses decreased $1.0 million in the third quarter of 2020 compared to the third quarter of 2019 primarily due to lower litigation fees and related costs.  Corporate expenses decreased $1.7 million in the first nine months of 2020 compared to the same period of 2019 primarily due to lower litigation fees and related costs partially offset by higher environmental remediation and related costs.  We recognized an additional $19.3 million pre-tax litigation settlement expense in the first nine months of 2019 for a settlement agreement that was approved by the court in July 2019.

Insurance recoveries represent amounts we receive from certain of our former insurance carriers and generally relate to the recovery of past lead pigment and asbestos litigation defense costs we have incurred.  Substantially all of the insurance recoveries we recognized in the first nine months of 2019 relate to a settlement we reached with a single insurance carrier that agreed to reimburse us for a portion of our past and future litigation defense costs.  Such insurance recoveries aggregated $5.2 million ($.08 per share, net of income tax expense) in the first nine months of 2019.

Other income, net in 2019 includes a gain of $4.4 million ($.07 per share, net of income tax expense) related to a sale of excess property in the third quarter.
Interest and dividend income decreased $1.1 million in the third quarter and $3.1 million in the first nine months of 2020 compared to the prior year periods primarily due to lower average outstanding balances under CompX’s revolving promissory note receivable from Valhi and lower average interest rates on invested balances partially offset by higher cash and cash equivalents and restricted cash and cash equivalents available for investment.  Marketable equity securities represent unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

Our results of operations for the first nine months of 2020 were significantly impacted by the COVID-19 pandemic, primarily in the second and third quarters, specifically through reduced demand for many of CompX and Kronos’ products resulting from the rapid contraction of vast areas of the global economy. The extent of the COVID-19 impact on our future operations will depend on the time period and degree to which the COVID-19 pandemic persists in the global economy thereby reducing customer demand for certain of CompX and Kronos’ products, including the timing and extent to which CompX and Kronos’ customers’ operations continue to be impacted, their customers’ perception as to when consumer demand for their products will return to pre-pandemic levels and on any future disruptions in their  operations or their suppliers’ operations, all of which are difficult to predict.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)

•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Our ability to protect or defend intellectual property rights
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19)

•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The ability of our subsidiaries or affiliates to pay us dividends
•	Uncertainties associated with CompX’s development of new products and product features
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2020	2019	2020

Net sales	$29.7	$28.4	$94.6	$84.5
Cost of sales	20.2	21.1	64.6	59.4

Gross margin	9.5	7.3	30.0	25.1

Selling, general and administrative expense	5.2	5.2	15.8	15.6
Other operating income (expense):
Insurance recoveries	.2	-	5.2	.1
Other income, net	4.4	-	4.4	-
Litigation settlement expense, net	.3	-	(19.3)	-
Corporate expense	(3.4)	(2.4)	(9.1)	(7.4)

Income (loss) from operations	5.8	(.3)	(4.6)	2.2

Equity in earnings of Kronos Worldwide, Inc.	5.4	2.4	23.6	16.3

Other income (expense):
Interest and dividend income	1.6	.5	5.2	2.1
Marketable equity securities	(15.3)	3.2	(.4)	(11.1)
Other components of net periodic pension and OPEB cost	(.5)	(.2)	(1.3)	(.6)
Interest expense	(.3)	(.3)	(.3)	(1.0)

Income (loss) before income taxes	(3.3)	5.3	22.2	7.9

Income tax expense (benefit)	(2.3)	1.2	.9	(3.6)

Net income (loss)	(1.0)	4.1	21.3	11.5

Noncontrolling interest in net income of subsidiary	.6	.2	1.8	1.1

Net income (loss) attributable to NL stockholders	$(1.6)	$3.9	$19.5	$10.4

Net income (loss) per share attributable to NL stockholders	$(.03)	$.08	$.40	$.21

Weighted average shares used in the calculation
of net income (loss) per share	48.8	48.8	48.7	48.8

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2020	2019	2020

CompX - component products	$4.3	$2.1	$14.2	$9.5
Insurance recoveries	.2	-	5.2	.1
Other income, net	4.4	-	4.4	-
Litigation settlement expense, net	.3	-	(19.3)	-
Corporate expense	(3.4)	(2.4)	(9.1)	(7.4)

Income (loss) from operations	$5.8	$(.3)	$(4.6)	$2.2

CHANGE IN KRONOS’ TiO2 SALES
(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2020 vs. 2019	2020 vs. 2019

Percentage change in net sales:
TiO2 sales volume	(6)%	(11)%
TiO2 product pricing	(4)	(2)
TiO2 product mix/other	3	3
Changes in currency exchange rates	2	-

Total	(5)%	(10)%